Exhibit 99.1

Dear Fellow Stockholders,
During our fiscal year ended December 31, 2015:
•	Core Earnings, a non-GAAP measure, as reported on page 68 in the attached Form 10-K, was $61.1 million, or $0.59 per common share;
•	Dividends declared during 2015 were $0.60 per common share;
•	Net income available to our common stockholders, using GAAP, as reported on page F-4 in the attached Form 10-K was $8.3 million, or $0.08 per common share; and
•	The change in our stock price plus dividends reinvested was -6.4%.
Our Business
At December 31, 2015, our mortgage investment portfolio was allocated as follows (in thousands of dollars):

Agency Residential MBS:
Adjustable-rate MBS	$4,060,593
Fixed-rate MBS	832,189
Non-Agency Residential MBS	682,061
Residential mortgage loans held-for-investment	969,172
$6,544,015
The principal and interest payments of our Agency residential mortgage pass-through securities are guaranteed by the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which are both a government-sponsored enterprise (“GSE”).
We funded this $6.5 billion portfolio with our $0.7 billion of equity capital, $4.9 billion of repurchase agreement financing and $0.9 billion of asset-backed securities financing.
Based upon our belief that residential properties would appreciate in value, we have invested $682 million in Non-Agency residential MBS that are backed by mortgages secured by residential properties. These assets are not guaranteed by a GSE.
We have also invested $14 million in residential properties from which, after renovation, we earn rental income and have the potential for capital appreciation.
Interest Rate Hedging
At December 31, 2015, our interest rate swaps agreements (“Swaps”) had a notional balance of $3.866 billion and an average life of 2.67 years.

During the life of these Swaps, their general purpose is to reduce the volatility of our Core Earnings, which is the source of dividend payments made to our stockholders.
The Swaps, during their life, can do this by fixing our usually less than three-month repo financing rate to be more like the interest rates of our assets, which are fixed for longer known periods of time. The $3.866 billion notional amount of our Swaps is greater than the combined amount of our Non-Agency MBS, Agency fixed-rate MBS and Agency adjustable-rate MBS except for the $2.1 billion of Agency adjustable-rate MBS whose interest rate will reset contractually, on average, in approximately 6 months, and $0.1 billion of our Agency adjustable-rate MBS whose interest rate will reset contractually, on average, in approximately 18 months. See page 57 of the attached Form 10-K.
We believe that during their respective terms, these Swaps can significantly reduce the impact of interest rate changes on our future Core Earnings.

Also, from the thousands of residential mortgages that secure our MBS portfolio, each month we receive from the homeowners a repayment of principal that is usually between 1% and 2% of the principal of these residential mortgages. These payments are usually reinvested in new mortgages at current interest rate levels. While not a part of the contractual changes in interest rates noted above, these reinvestments at current interest rate levels have a similar effect of reducing the sensitivity of our Core Earnings to changes in interest rates.
Economic and Interest Rate Outlook
During 2015, real gross domestic product of the U.S. (“GDP”) is estimated to have grown by 2.4%. While not near a recessionary level, it is a historically low GDP growth rate given that it is the result of several trillion dollars of government stimulus during the past few years. Compounding the problem, median household income, adjusted for the effects of inflation, while rebounding during the past few years, remains below its level of January 1, 2009.
Why this has happened is complex, but the sound bite seems to be that more than a few employers did not believe that it would be profitable for their businesses to hire new employees. Much of the stimulus money seems to have stayed on deposit at banks or was used or borrowed by investors to invest in assets like real estate, bonds and stocks.
While the U.S. has been in what various commentators call a “weak recovery,” some European and Asian countries have been drifting toward zero growth rates in spite of aggressive monetary stimuli by these governments to prevent deflation. For me, the most revealing “zero” statistic is the record amount of six trillion dollars of government debt of some European and Asian countries that has an interest rate of less than zero. In a nutshell, investors who buy these bonds lack confidence to take risk in the current environment. These government bond investors could have earned a higher return by holding paper money.
In the U.S., the Federal Reserve did raise the Federal Funds Rate one time in 2015 by the minimum 0.25%, but this occurred much later in the year than most had expected. This single increase, along with recent comments from Federal Reserve members about fewer increases in 2016, seems to point towards a continuing “weak recovery.” Negative interest rates in the global economy seem to be harbingers of continued weakness that may hold back American growth.
As anyone who owns a television knows, 2016 is an election year in the U.S. Given the difficulty that the unemployed or underemployed are having in finding a good-paying job, it is not surprising that many American voters are considering Presidential candidates who are much less status quo than the relatively middle-of-the-road candidates of the past.

Our 2016 outlook for the U.S. economy is for continuing poor growth of good-paying jobs with GDP torn between the simulative efforts of the Federal Reserve and the weight of reduced growth globally.
Our 2016 outlook for U.S. interest rates is similar to our 2015 outlook, which is to expect only modest, if any, increases. We believe that our portfolio is structured to produce attractive results in this environment.
Share Repurchase Program
During the year ended December 31, 2015, we repurchased an aggregate of 10.5 million shares of our common stock at a weighted average price of $5.05 per share. This amount represented 9.5% of our shares outstanding at December 31, 2014.
Our Stock’s Long-Term Return
Anworth’s 2015 year-end common stock price as reported on the New York Stock Exchange was $4.35 and was $5.25 at year-end 2014. During 2015, this change in our common stock price, along with our common dividends paid and reinvested, resulted in a rate of return of -6.4%. During this same period, the S&P 500 Index provided a rate of return of 1.4% for the year and the FTSE NAREIT Mortgage REIT Index provided a rate of return of -8.9%.
Since our initial public offering in March 1998 at $9.00 per share, our common shares, along with dividends paid and reinvested, have provided investors with a return of 267%, which is also a compounded rate of return of 7.6% per year between March 1998 and December 2015. During this same period, the S&P 500 Index produced a return of 5.6% per year and the NAREIT Mortgage REIT Index produced a return of 2.6% per year.
Dividend Reinvestment and Stock Purchase Plan
We believe that our Dividend Reinvestment and Stock Purchase Plan (the “Plan”) is an attractive benefit of common stock ownership. Common stockholders can, without brokerage commissions, reinvest their dividends into additional shares of Anworth’s common stock. The Plan also offers our stockholders and other investors the ability to make monthly purchases of up to $10,000 in Anworth’s common stock without brokerage commissions.

Through our website, http://www.anworth.com, you can contact us to receive a prospectus that describes the details of the Plan so you can join and invest with us.
Our Series A Cumulative Preferred Stock
Our 8.625% Series A Cumulative Preferred Stock (our “Series A Preferred Stock”) also trades on the New York Stock Exchange. The issue price and liquidation preference are $25.00 per share and the annual dividend rate is $2.15625 per share. At December 31, 2015, there were 1,919,378 shares of our Series A Preferred Stock issued and outstanding. The dividend is scheduled to be paid on the 15th of the first month in each calendar quarter. A copy of the prospectus is available on the http://www.sec.gov website or from our Company.
Our Series A Preferred Stock is currently callable on one month’s notice at $25.00 per share. At December 31, 2015, the closing price of our Series A Preferred Stock as reported on the New York Stock Exchange was $24.50, which provided a cash dividend yield of approximately 8.8%.
Our Series B Cumulative Convertible Preferred Stock
Our 6.25% Series B Cumulative Convertible Preferred Stock (our “Series B Preferred Stock”) also trades on the New York Stock Exchange. The issue price and liquidation preference are $25.00 per share and the annual dividend rate is $1.5625 per share. At December 31, 2015, there were 1,009,640 shares of our Series B Preferred Stock issued and outstanding. The dividend is scheduled to be paid on the 15th of the first month in each calendar quarter. Effective January 1, 2016, the conversion rate increased to 4.4909 shares of our common stock for each Series B Preferred share from a conversion rate of 4.2029 at December 31, 2014. In addition, if our common stock dividend yield exceeds 6.25%, this conversion rate will increase as it did throughout 2015. A copy of the prospectus is available on the http://www.sec.gov website or from our Company.
At December 31, 2015, the closing price of our Series B Preferred Stock as reported on the New York Stock Exchange was $23.10, which provided a cash dividend yield of approximately 6.8% plus a 4.5% increase in the number of common shares into which it is convertible.
Our Series C Cumulative Preferred Stock
In January 2015, we completed the offering of our new 7.625% Series C Cumulative Preferred Stock (our “Series C Preferred Stock”), which also trades on the New York Stock Exchange. The issue price and liquidation preference are $25.00 per share and the annual dividend rate is $1.90625 per share. At December 31, 2015, there were 433,924 shares of our Series C Preferred Stock issued and outstanding. The dividend is scheduled to be paid on the 15th of the first month in each calendar quarter. Our Series C Preferred Stock is not callable until January 27, 2020 at $25.00 per share. A copy of the prospectus is available on the http://www.sec.gov website or from our Company.
At December 31, 2015, the closing price of our Series C Preferred Stock as reported on the New York Stock Exchange was $23.57, which provided a cash dividend yield of approximately 8.1%.
Anworth.com
The size of our investor e-mail list continues to grow and we are always pleased to add interested investors to the distribution list to receive notifications of news releases and other items of interest. You can register for e-mail notifications at our website, http://www.anworth.com, where you may also obtain information about our corporate governance procedures, listen to webcasts of earnings calls and presentations that the Company has made to investor groups, and to obtain other statistical information. Our web site has been optimized for viewing on your iPhone and other mobile devices.
Our Philosophy
We continue to believe that our Company is well suited to continue to be a long-term participant in the mortgage finance industry and to provide a valuable service to residential homeowners. Because of recent regulations and other reasons, most financial institutions that originate mortgage loans for homeowners no longer want to keep as many of these loans in their investment portfolios. These originators now often sell residential mortgage loans through Agency or private securitizations to entities like Anworth whose business is to be a long term owner of residential mortgage loans.
As the long-term beneficial owner of billions of residential mortgage assets, Anworth continues to be a significant financial participant in the U.S. mortgage industry.
We believe that many large institutional investors tend to speculate in mortgage rates, thereby adding to the volatility of residential mortgage rates. We also believe that our long-term commitment to owning residential mortgages in a very capital-efficient and tax-efficient manner can improve the stability of mortgage interest rates.

Annual Meeting of Stockholders
We invite you to attend our 2016 Annual Meeting of Stockholders in Santa Monica. I am confident that those of you who have attended in the past will agree that we provide good weather and an interesting and informative experience. If we can assist you with directions to our office, the names of nearby hotels or restaurants, etc., please give us a call.
As always, I thank you for your continued support.

Lloyd McAdams, CFA
Chairman and Chief Executive Officer

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